EXHIBIT 10.9

AMENDMENT TO

THE CARNIVAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Carnival Corporation Supplemental Executive Retirement Plan (the “Plan”) is hereby amended as follows, effective December 31, 2008, unless otherwise stated (additions bold-underlined, deletions struck-through):

(1)	The following is inserted as Section 1.15, effective January 1, 2005, and all subsequent sections are re-numbered accordingly:

Specified Employee means a Participant who, as of the date of such Participant’s Termination of Employment, is a key employee (as defined under Code Section 416(i)) of the Company. A Participant is a key employee if the Participant is a key employee at any time during the twelve (12) month period ending on the specified employee identification date. For purposes of determining Specified Employees, the specified employee identification date shall be December 31 and the definition of “compensation” shall be the amount to be reported as wages, tips, or other compensation in Box 1 on the Participant’s Form W-2 for income tax purposes for the Plan Year, including amounts that are not currently includible in the Participant’s gross income by reason of the application of Sections 125 or 132(f) of the Code, and excluding any severance pay paid during such Plan Year. This definition of compensation is not taken into account for purposes of calculating benefits under the Plan, and is used solely for purposes of identifying Specified Employees.

(2)	Section 3.1 of the Plan is amended to read as follows:

Plan Benefits. The annual benefit under this Plan to which an eligible Participant or his or her Beneficiary shall be entitled shall be determined as follows:

(A)	50% of final pay (“final pay” shall mean a Participant’s highest Compensation in any twelve month period within the last sixty months) reduced proportionately for each Year of Service less than 25.

minus

(B)	The amount of benefits payable to the Participant under the Company’s Retirement Plan;

minus

The Participant’s Primary Social Security Amount (as defined in the Retirement Plan) at the social security retirement age (determined without regard to such Participant’s election to receive social security benefits prior to social security retirement age).

If a Participant accrues a vested benefit, for any Plan Year beginning on or after January 1, 2009, such vested benefit will be paid in a lump sum to the Participant in January following the year such vested benefit was accrued.

(3)	The following language is added at the end of Section 5.1(A) of the Plan, effective January 1, 2008:

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the form of payment of amounts subject to Code Section 409A on or before December 31, 2008, provided that the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Account in 2008.

(4)	Section 5.1(B) of the Plan is amended to read as follows:

B.	Timing of Payment: The Participant’s election shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an installment election):

1.	as soon as administratively practicable following the Participant’s Termination of Employment;

2.	as soon as administratively practicable following the calendar year of the Participant’s Termination of Employment;

3.	in the month following the earlier of (A) the Participant’s attainment of age 55 and 15 Years of Service, or (B) the Participant’s attainment of age 65; or

4.	in a specific month and year.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the timing of a payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

Notwithstanding the foregoing, effective January 1, 2009, all amounts accrued under the Plan for a Participant for Plan Years beginning prior to January 1, 2009 shall be paid no later than December 31, 2017.

Notwithstanding anything herein to the contrary, and solely with respect to amounts under the Plan that are subject to Section 409A of the Code, payment shall not be made or commence to be made to any Participant who is a Specified Employee as a result of the Participant’s Termination of Employment before the date that is not less than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant).

If a Participant has elected two forms of payment under Section 5.1A, the Participant may separately elect the timing of payment of each of those forms under this Section 5.1B.

Notwithstanding the foregoing, if a Participant elects his distribution to be made or commenced in accordance with paragraph

(3) above, and such date falls before the Participant’s Termination of Employment, the Participant’s distribution shall be made or commenced in accordance with paragraph (1) above. Notwithstanding the foregoing, subject to the approval of the Company, a Participant may change his form and timing election applicable to his benefit, provided that such request to change is made at least twelve (12) consecutive months prior to the date on which such distribution would have otherwise been made on or commenced. Solely with respect to amounts accrued under the Plan which are subject to Code Section 409A (generally, amounts accrued on and after January 1, 2005) the request for change in timing of the payment shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid (or, in the case of installment payments, 5 years from the date the first amount was scheduled to be paid). Solely for purposes of elections as to the form and timing of distributions from the Plan of Section 409A Deferrals, the Plan shall allow Participants to make changes to such elections in 2007 as permitted by the transition relief contained in IRS Notice 2006-79 and the applicable Section 409A Treasury Regulations. If a Participant dies before commencement of distribution of Participant’s Benefits under the Plan, such Benefits shall be paid in a lump sum to the Participant’s Beneficiary, using the same actuarial assumptions as in the Retirement Plan. If a Participant dies after commencement of distribution of his or her Benefits under the Plan, the Participant’s Benefits shall be paid to the Participant’s Beneficiary in accordance with the Participant’s election.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the form of payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the form of payment of amounts subject to Code Section 409A on or before December 31, 2008, provided that the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Account in 2008.

(5)	Section 8.2 of the Plan is amended, effective January 1, 2005, to read as follows:

Termination of the Plan. The Board reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant’s Account in the form and at the benefit commencement date elected by the Participant pursuant to section 5.1 of the Plan.

Nothwithstanding anything herein to the contrary, in no event shall any amendment or modification be made in a manner that is inconsistent with the requirements to avoid adverse federal tax consequences under Section 409A of the Code, nor shall any amendment, modification or other act or exercise be effective which involves an unintentional material modification (within the meaning of Code Section 409A and related official guidance) with respect to Code Section 409A grandfathered funds (generally, amounts deferred before January 1, 2005).